EXHIBIT 15

May 14, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated May 14, 2007, on our review of interim financial information of The Hertz Corporation and its subsidiaries (the “Company”) for the three-month periods ended March 31, 2007 and March 31, 2006 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2007 is incorporated by reference in its Registration Statements on Form S-3 (File Nos. 333-109955 and 333-57138) and on Form S-8 (File Nos. 333-32543, 333-80457, 333-60311 and 333-32868).

Very truly yours,

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey